Exhibit 99.(5)

Mutual Of America Life Insurance Company
320 PARK AVENUE, NEW YORK, NY 10022
(hereafter called the “Company”)

GROUP ANNUITY APPLICATION

NAME OF APPLICANT:

ADDRESS:

EFFECTIVE DATE:

EMPLOYER
IDENTIFICATION NUMBER:

The Applicant named above applies for a Section 457 Deferred Compensation Group Annuity Contract with Mutual of America Life Insurance Company to be used as the funding vehicle for a Section 457 deferred compensation plan.

The Applicant agrees to be bound by the terms of the Group Annuity Contract and to fulfill all obligations required of the Applicant thereunder.

This application is signed at                                                                                                                on                                                                                        , in the year                        .

APPLICANT

By:

Title:

Countersigned:
Licensed Resident Agent (where required)